Investor Contact:
Lillian Armstrong/David Barnard
lillian@lhai-sf.com/david@lhai-sf.com
Lippert/Heilshorn & Associates
Investor Relations/San Francisco
(415) 433-3777
Keith Lippert  (212) 838-3777


    PHOTOWORKS DETAILS ONLINE INTERNET STRATEGY AT ANNUAL SHAREHOLDER MEETING

                      New Investors Join Board of Directors
               Sam Rubinstein Retires From the Board of Directors


SEATTLE February 16, 2000 - PhotoWorks, Inc. (Nasdaq: FOTO) announced today at its annual shareholder meeting in Seattle, Washington, that it is establishing a new paradigm within its industry by focusing its strategy on the digital imaging opportunities provided by the Internet and the promotion of its online personal image banks.

With what is believed to be the largest photo archive in the industry, combined with its history of high-quality photo-finishing services and unique customer acquisition techniques, PhotoWorks is positioned to enhance its leadership in the online image management space.

80 Million Photos in Free Online Image Archive

PhotoWorks has already developed a market leadership position in personal image banks. Since 1999, the Company has focused on changing customer behavior patterns by encouraging customers to archive their images at PhotoWorks . As a result, the Company has developed what is believed to be the most expansive online archive of customer photos - over 80 million images. The Company has roughly 750,000 online customers, and recent data indicates the average PhotoWorks customer utilizing digital services processed approximately 50% more rolls of film with the Company during 1999 than the average customer who only ordered traditional services. PhotoWorks is uniquely positioned to continue to build its online customer base due to its ability to serve both the analog and digital customers.

An Integrated Solution:  Serving Both Digital and Analog Camera Users

Differentiating it from many competitors, PhotoWorks offers both digital and analog services, allowing it to address the entire photo market. The offering is now "camera agnostic" serving digital or analog camera users with any brand of film. While many analysts expect dramatic growth in the use of digital cameras, today, traditional analog film captures a majority of the market. PhotoWorks allows its customers using either digital or analog cameras to store, view and share their images online, and PhotoWorks has the back-end processing capability in-house to produce high-quality prints from either medium. As people increasingly view their photos as objects that can be enhanced by online applications, PhotoWorks will strive to continue to provide unmatched service and product offerings.

Board of Directors

PhotoWorks also announced at the meeting that Mr. Sam Rubinstein has retired from the Board of Directors effective immediately. As previously announced, Mr. Ross Chapin from Orca Bay Partners and Mr. Paul Goodrich from Madrona Investments have joined the Board of Directors as representatives of the holders of the recently-issued Series A Preferred Stock. With Mr. Rubinstein's departure and the arrival of two new Board members, the Board membership has increased to six.

Mr. Rubinstein, age 82, has been a director of the Company since 1986 and has been associated with the Company since 1981. Gary Christophersen, President and CEO, thanked Mr. Rubinstein for his contribution to the success of the Company and stated, "Mr. Rubinstein has been a valuable asset to the Company in many ways, including his experience, leadership and financial acumen."

                                   -- MORE --

About Orca Bay Partners

Orca Bay Partners is a private equity investment firm providing equity capital for transactions ranging from recapitalizations of mature businesses to growth capital for emerging companies. Founded in 1998, and based in Seattle, Orca Bay Partners makes investments in companies that are uniquely positioned to benefit from growing or changing markets.


About Madrona Venture Group

Madrona Venture Group (http://www.madronagroup.com) is an early-stage investor focused on the Internet Economy in the Northwest. The firm recently closed a $250 million venture fund directed at emerging Internet, software and telecommunication businesses. Some of Madrona's early-stage investments include Amazon.com, Homegrocer.com, and Nordstrom.com.


About PhotoWorks

PhotoWorks, Inc. (formerly Seattle FilmWorks, Inc.) is a photofinishing and online image management company and a leader in providing digital images over the Internet. PhotoWorks online is an increasingly popular way for people to share photos over the Internet. With more than 80 million images archived, PhotoWorks online is the largest online consumer photo archive site on the Web. The PhotoWorks online service includes free scanning of every photograph (with normal film processing fees), Web posting to a private site and lifetime archiving, as long as the consumer remains an active customer of PhotoWorks. The online archive is expanding the way people can enjoy their photos by enabling the growing popularity of photo e-mails and the ability to order photographic reprints online without the need for negatives. To get started, customers can request a free film processing starter kit at www.photoworks.com.


Based in Seattle, PhotoWorks (Nasdaq NM: FOTO) was founded in 1978.



Safe Harbor  Statement  under the Private  Securities  Litigation  Reform Act of
1995:

Statements in this news release concerning leadership in the provision of digital images over the Internet, the Company's current strategy focus, the establishment of a new industry paradigm, the Company's position to enhance its leadership in the online image management space or continue to build its online customer base, future product and service offerings by the Company, expectations for growth in the use of digital cameras, and any other statement which may be construed as a prediction of future capabilities, performance or events are forward-looking statements, the occurrence of which are subject to a number of known and unknown risks and uncertainties which might cause actual performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include the possibility of delays in the expansion of image storage capacity due to delays in deliveries from suppliers or technical problems; system performance problems due to technical difficulties, system malfunctions, Internet interruptions or other factors; pricing and other activities by competitors; and other risks including those described in the Company's Annual Report on Form 10-K and those described from time to time in the Company's other filings with the Securities and Exchange Commission, press releases and other communications.


All companies and product names are trademarks of their respective  owners.  For
more   information,    e-mail   info@photoworks.com   or   call   800.PHOTOWORKS
(800.746.8696). Copyright   2000 PhotoWorks, Inc.

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